MILLENNIUM PLASTICS CORPORATION


OTC:BB - "MPCO"

                        MILLENNIUM / SCAC HOLDINGS
                       REACH AGREEMENT ON ROYALTIES


NEWS RELEASE

Las  Vegas,  December  7,  1999, Millennium Plastics  Corporation,  (OTCBB:
MPCO), announced today that the Company reached a tri-party agreement which eliminates the royalty provision in a previous agreement for recently acquired patented technology in biodegradable plastics. The terms of the agreement provided for Millennium paying $300,000 in cash and a major stockholder of Millennium contributing eight million (8,000,000) shares of Millennium common restricted stock to SCAC Holdings Corp., (OTCBB: SCAH). The shares were contributed at no additional cost or dilution to Millennium.

Paul Branagan, President of Millennium, indicated that he was elated that the company was able to negotiate this beneficial Addendum, as it may save the Company millions in royalty payments in the future.

Millennium Plastics, through a recent merger with Graduated Plastics, Inc., owns all of the United States patent rights to manufacture, distribute and license a new and innovative polymer and coating technology, which has been in development since 1995. The new material has unique characteristics of being completely biodegradable in water with the only by-products being environmentally benign water and atmospheric gases.

NOTE: Statements contained in this release that are not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risk and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, demand for the company's product both domestically and abroad, the company's ability to continue to develop its market, general economic conditions, and other factors that may be more fully described in the company's literature and any periodic filing with the Securities and Exchange Commission.


Contact:  Todd Ream
          (702) 866-5840